Exhibit 7(a)(5)

               Columbia Spectrum Management, L.P.

                 Notes to Financial Statements

                   December 31, 1996 and 1995


1.     Business and Organization

Columbia Spectrum Management, L.P. ("CSM" or the "Partnership"), was formed as a Delaware partnership in 1994. It is a limited partnership comprised of a one percent general partner and six limited partners. Four of such limited partners were admitted in an amendment to the partnership agreement effective January 1, 1995.

The Partnership was organized to provide turnkey microwave relocation services to personal communications services ("PCS") licensees in the United States. CSM services include engineering, negotiation, program management, legal review and contract preparation, and cost accounting.

CSM expects to provide substantially all of its relocation services to PCS licensees over five years, beginning in 1995. Management is currently evaluating other telecommunications related business opportunities. Also, further rule making by the Federal Communications Commission for mobile satellite services could increase the number of microwave paths to be relocated in addition to those currently being relocated for PCS services.
CSM intends to pursue opportunities for telecommunications services in international markets.

2.      Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment, net

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the related assets
(5 to 7 years).

Revenue Recognition

Service revenues are recorded upon delivery or milestone billing points generally consistent with work performed. Management believes this method of revenue recognition is not materially different from percentage of completion accounting. Revenues for equipment sales, subcontractor services and other non-service revenues are recognized when billed.

Income Taxes

No provision for federal or state income taxes is recorded in these financial statements as such tax liabilities accrue to the individual partners.

Fair Value of Financial Instruments

The Company considers the carrying values of its financial instruments, consisting primarily of accounts receivable, accounts payable and notes payable, to approximate their respective fair values at December 31, 1996 and 1995.

Reclassification

Certain amounts in the December 31, 1995, financial statements have been reclassified to conform to the method of presentation adopted for 1996.

3.     Accounts Receivable and Concentration of Credit Risk

Accounts receivable as of December 31, 1996 and 1995, includes
$1,056,353 and $230,925, respectively, of subcontracting and other costs to be billed to clients.

At December 31, 1995, $67,087 of capital contributions receivable from partners were included in accounts receivable. These amounts were paid in February and March 1996.

The Partnership has three clients which comprise 94% and 97% of CSM's revenues for the years ended December 31, 1996 and 1995, respectively. Such companies accounted for 73% and 94% of the Partnership's accounts receivable balances at December 31, 1996 and 1995, respectively.

Financial instruments which potentially subject the Partnership to concentrations of credit risk consist of trade receivables. CSM provides services to clients in the telecommunications industry within the United States. CSM performs ongoing credit assessments of its clients and does not require collateral. The Partnership evaluates it accounts receivable on a regular basis and records an allowance for doubtful accounts to the extent necessary.

4.     Property and Equipment, net

Property and equipment, net consists of the following at December
31:

                                              1996          1995

     Office furniture and equipment     $  101,006    $   88,007
     Computer equipment                    330,014       202,455
                                        ----------    ----------
                                           431,020       290,462
     Accumulated depreciation             (192,856)      (96,003)
                                        ----------    ----------
     Property and equipment, net        $  238,164    $  194,459
                                        ==========    ==========

5.     401(k) Plan

The Partnership sponsors a defined contribution plan under
Section 401(k) of the Internal Revenue Code (the "Plan") which covers substantially all employees. Employees can contribute a maximum of 20% of their salaries to the Plan, up to the federal maximum allowable limit. Contributions by the Partnership to the Plan are discretionary, and CSM has made no contributions to date.

6.     Related Party Transactions

One of the Partnership's limited partners is a subcontractor to CSM and provides engineering services to CSM on behalf of certain clients. For the years ended December 31, 1996 and 1995, payments to this limited partner for subcontracting services amounted to $361,802 and $1,633,756, respectively. Included in the balance sheets are amounts due to this partner of $139,332 at December 31, 1996, and $559,536 at December 31, 1995.

Notes payable to partners as of December 31, 1995, amounted to $450,000, accrued interest at 8% per annum and were unsecured.
Such notes were repaid in 1996.

In 1994 CSM incurred other indebtedness to partners. The notes totaled $350,000, bore interest at 20% per annum, and were repaid during the year ended December 31, 1995. The Partnership also borrowed a total of $150,000 during 1995 from Columbia Capital Corporation ("CCC"), a company owned by several of the principals of CSM's general partner and one of its limited partners. CCC was also paid management fees of $2,356 in 1995 for services performed by certain of its employees. There were no management fees paid to CCC in 1996.

7.     Commitments

The Partnership leases its office premises and substantially all of its office furniture. In August 1996, the Partnership entered into a five year lease agreement for office space the new lease commences on or about April 1, 1997, has a 5 year renewal option and includes a termination clause which may be exercised at the end of the 36th month of the lease. Minimum rental payments increase 2% per year.

Rent expense under operating leases was $215,241 in 1996 and $168,608 in 1995.

Future minimum rental payments under noncancelable lease obligations, including the office lease commencing April 1, 1997, are as follows:


         Year ended December 31,
         -----------------------
                  1997                     $   271,864
                  1998                         320,471
                  1999                         326,898
                  2000                         333,476
                  2001                         340,204
                                           -----------
                                           $ 1,592,913
                                           ===========

8.     Net income Per Unit

Net income per unit has been calculated based on the weighed average number of units outstanding of 136,784 for the years ended December 31, 1996 and 1995, respectively.

9.     Subsequent Event

Effective March 7, 1997, the Partnership sold its operations (including certain of its assets and liabilities) to P-COM Field Services, Inc., a wholly-owned subsidiary of P-COM, Inc. ("P-COM") for $22,500,000, with proceeds paid in the form of cash and P-COM common stock. Such proceeds were received by the Partnership during March 1997, subject to certain indemnification obligations as set forth in the Purchase Agreement filed as an exhibit to the Current Report on Form 8-K filed on March 21, 1997, and were paid to the partners through a special distribution. Management intends to liquidate the Partnership following collection of certain outstanding receivables and the payment of related liabilities.